Exhibit 10.57
Second Amendment to the
Stock Purchase Agreement
THIS AMENDMENT ( “Amendment”) hereby amends that certain Stock Purchase Agreement, entered by and between Hyundai Syscomm Corp., a California corporation (“Hyundai”) and US Dataworks, Inc., a Nevada corporation (“UDW”), dated December 29, 2006, and as amended on February 13, 2007, and all Exhibits and schedules attached thereto (collectively, the “Stock Purchase Agreement”), in the following manner:
I.	In each of Sections 1.3.1, 1.3.3 and 1.3.4, replace “Upon the Escrow Agent’s receipt of the Purchase Money, which shall not be later than March 26, 2007” with “Upon the Escrow Agent’s receipt the Purchase Money, pursuant to the Stock Purchase Agreement, as amended”.

II.	In Section 3 of the Escrow Agreement (as such term is defined in the Stock Purchase Agreement) replace “Not later than March 26, 2007” with “Upon the Escrow Agent’s receipt the Purchase Money, pursuant to the Stock Purchase Agreement, as amended”.

III.	Exhibit A, Software Integration and Resale Agreement, amend Section 3.1.1 as follows:
3.1.1.	The Inaugural Sale of 700 Units.
3.1.1.1.	UDW shall sell seven hundred (700) ATM Dispenser units to Hyundai RFmon Corp.(“Buyer”), a wholly-owned subsidiary of Hyundai, for the total sales price of Three Million Five Hundred Thousand Dollars (US $3,500,000), in accordance with Purchase Order Nr. UDWI 2007 US001, attached hereto as Exhibit 1 (the “Purchase Order”).

3.1.1.2.	UDW and Hyundai hereby agree that the Purchase Money shall be paid not as originally contemplated by Hyundai delivering the Purchase Money to the Escrow Agent on March 26, 2007, but rather by: (i) Hyundai paying US$740,744 (“Advance Payment”) to the manufacturer of the Machines, Hyundai Syscomm, Inc., a South Korea corporation (“Manufacturer”), on behalf of UDW with no obligation of UDW to repay or reimburse Hyundai for such Advance Payment.

3.1.1.3.	The Advance Payment shall be recognized as a UDW cost of goods sold, for which UDW shall be reimbursed US$740,744 from the sale proceeds of the Machines, before the calculation of Gross Profits, pursuant to the Stock Purchase Agreement. Further, Hyundai shall forgo the next US$759,256 of its share of Gross Profits to be received from the Purchase Order, and subsequent purchase orders, until an aggregate amount (including the reimbursed Advance Payment) equaling US$1,500,000 has been paid to UDW. In other words, in lieu of paying the Purchase Money to the Escrow Agent, Hyundai will not share in any Gross Profits recognized by UDW until UDW: (i) is reimbursed US$740,744 from the sales proceeds received from the Purchase Order, and (ii) has retained an additional US$759,256 from what, but for this

Amendment, would have been Hyundai’s share of Gross Profits from the sale by UDW of Machines to Buyer under the Purchase Order and from subsequent sales/transactions.

3.1.1.4.	For all purposes of the Escrow Agreement and the Purchase Agreement, the receipt by UDW of the US$1,500,000 benefit contemplated by Section 3.1.1.3 shall constitute receipt by the Escrow Agent of the Purchase Money and disbursement of the Purchase Money to UDW.

3.1.1.5.	Upon payment to UDW of an aggregate amount of not less than US$1,500,000, as provided in subsection 3.1.1.3, the Escrow Agreement shall terminate and the Escrow Agent shall deliver the 6,100,000 Escrow Shares (as defined in the Stock Purchase Agreement) to Hyundai.

3.1.1.6.	UDW shall deliver to the Manufacturer a purchase order, substantially in the form attached hereto as Exhibit 2 in the amount of US$2,592,604, of which US$740,744 of this amount shall be offset by the Advance Payment.
IV.	All other terms and conditions of the Stock Purchase Agreement and the Escrow Agreement shall remain unchanged.
          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

UDW
US Dataworks, Inc.
By:	/s/ Charles E. Ramey
Charles E. Ramey
Chief Executive Officer

Date: 3/22/07

Hyundai
Hyundai Syscomm Corp.
By:	/s/ Samuel Lee
Samuel Lee
Chairman of the Board

Date: 3/22/07

Exhibit 1
Buyer Purchase Order